Exhibit 10.1

TRUST AMENDMENT

March 26, 2024

THIS AMENDMENT TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of March 26, 2024, by and between Blue World Acquisition Corporation, a Cayman Islands company (the “Company”), and Continental Stock Transfer & Trust Company (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in that certain Investment Management Trust Agreement, dated January 31, 2022, as further amended on May 2, 2023, June 30, 2023 and January 26, 2024, by and between the parties hereto (the “Trust Agreement”).

WHEREAS, a total of $92,920,000 was placed in the Trust Account from the IPO and sale of private units in a private placement;

WHEREAS, on May 2, 2023, the Company held an extraordinary general meeting of the shareholders of the Company, as of the result of which 2,612,769 Class A Ordinary Shares were rendered for redemption and approximately $27.41 million was released from the Trust Account to pay such redeeming shareholders.

WHEREAS, on June 30, 2023, the Company held an extraordinary general meeting of the shareholders of the Company, as of the result of which 2,749,465 Class A Ordinary Shares were rendered for redemption and approximately $29.31 million was released from the Trust Account to pay such redeeming shareholders.

WHEREAS, Section 1(k) of the Trust Agreement provides that the Trustee shall commence liquidation of the Trust Account and distribute the Property in the Trust Account after receipt of, and only in accordance with, a Termination Letter; or in the event that a Termination Letter has not been received by the Trustee by July 2, 2023 or, in the event that the Company extended the time to complete the Business Combination up to April 2, 2024 but has not completed the Business Combination by the relevant Applicable;

WHEREAS, Section 7(c) of the Trust Agreement provides that Section 1(k) of the Trust Agreement may only be changed, amended or modified by a writing signed by each of the parties hereto; provided, however, that no such change, amendment or modification may be made without the prior written consent of Maxim;

WHEREAS, the Company obtained the consent from Maxim to approve this Amendment;

WHEREAS, the Company further obtained the approval of the holders of the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares, voting as a single class;

WHEREAS, each of the Company and Trustee desire to amend the Trust Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Amendments to Trust Agreement.

(a) The third recital to the Trust Agreement is hereby amended and restated as follows:

WHEREAS, on May 2, 2023, the Company’s shareholders approved an extension of the deadline to consummate an initial Business Combination from November 2, 2023 to February 2, 2024. If a Business Combination is not consummated by May 2, 2023, the Company’s insiders may extend such period by nine one-month periods, up to a maximum of nine months in the aggregate, by depositing $0.0295 per public share not redeemed by the shareholders monthly on or prior to the 2nd day of each month, as applicable, for each one-month extension, in the Trust Account in exchange for which they will receive promissory notes; and

WHEREAS, on June 30, 2023, the Company’s shareholders approved an extension of the deadline to consummate an initial Business Combination from February 2, 2024 to April 2, 2024. If a Business Combination is not consummated by July 2, 2023, the Company’s insiders may extend such period by nine one-month periods, up to a maximum of nine months in the aggregate, by depositing the lesser of (i) $60,000 for all remaining public shares and (ii) $0.03 per public share not redeemed by the shareholders monthly on or prior to the 2nd day of each month, as applicable, for each one-month extension, in the Trust Account in exchange for which they will receive promissory notes;

WHEREAS, on March 26, 2024, the Company’s shareholders approved an extension of the deadline to consummate an initial Business Combination from July 2, 2024 to April 2, 2024. If a Business Combination is not consummated by April 2, 2024, the Company’s insiders may extend such period by seven one-month periods, up to a maximum of seven months in the aggregate, by depositing the lesser of (i) $60,000 for all remaining public shares and (ii) $0.03 per public share not redeemed by the shareholders monthly on or prior to the 2nd day of each month (each, an “Applicable Deadline”), as applicable, for each one-month extension (each, an “Extension”), in the Trust Account in exchange for which they will receive promissory notes; and

(b) Section 1(k) of the Trust Agreement is hereby amended and restated in its entirety as follows:

(k) Commence liquidation of the Trust Account only after receipt of, and only in accordance with the terms of, a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its President, Chief Executive Officer or Chairman of the Board and Secretary or Assistant Secretary and, in the case of a Termination Letter in a form substantially similar to that attached hereto as Exhibit A, acknowledged and agreed to by Maxim, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by the Trustee by April 2, 2024 or, in the event that the Company extended the time to complete the Business Combination up to November 2, 2024 but has not completed the Business Combination by the relevant Applicable Deadline (the “Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date.

2.	Miscellaneous Provisions.

2.1.	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2.	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3.	Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

2.4.	Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

2.5.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

2.6.	Entire Agreement. The Trust Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above.

BLUE WORLD ACQUISITION CORPORATION

By:	/s/ Liang Shi
Name:	Liang Shi
Title:	Chief Executive Officer

Continental Stock Transfer & Trust Company, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

[signature page to the trust amendment]